CERTIFICATE OF QUALIFIED PERSON

As an author of the report entitled "Feasibility NI 43-101 Technical Report for the El Morro Project, Region III, Chile", dated May 9, 2008 (the "Technical Report"), I, Richard J. Lambert, P.E., do hereby certify that:

1. I am employed as Principal Mining Engineer by:

    Scott Wilson Roscoe Postle Associates ("Scott Wilson RPA")
    55 University Avenue, Suite 501
    Toronto, ON M5J 2H7
    Canada

2. I am a Registered Professional Engineer in the state of Wyoming (#4857), the state of Idaho (#6069), and the state of Montana (#11475).

3. I am a graduate of the Mackay School of Mines at the University of Nevada, Reno with a Bachelors of Science degree in Mining Engineering in 1980, and Boise State University, with a Masters of Business Administration degree in 1995. I have practiced my profession continually for more than 29 years.

4. I have been a member of the Society for Mining, Metallurgy, and Exploration (SME) since 1975, and a Registered Member (#1825610) since May 2006.

5. I am responsible for the preparation of Sections 1 through 6 ("General Information"), Section 16 ("Processing") and Sections 18 through 23 ("Final Information").

6. I am presently Executive Vice President of Scott Wilson RPA and have been so since May 2008.

7. I visited the El Morro Project site from May 1 to May 3 in 2007. During this visit I discussed the plan of operation with project personnel, observed the planned pit and waste dump areas, reviewed drill core and toured the existing underground and surface facilities.

8. Since 1980, I have been involved in mine engineering, mine management, mine operations and mine financial analyses, involving copper, gold, silver, nickel, cobalt, uranium, oil shale, phosphates, coal and base metals located in the United States, Canada, Zambia, Madagascar, Turkey, Bolivia, Chile, Brazil, Serbia, Australia, Russia and Venezuela.

9. As a result of my education and experience, I am a "Qualified Person" as defined in National Instrument 43-101 ("NI 43-101").

10. As of the date of the certificate, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to disclose to make the technical report not misleading.

11. I am independent of New Gold Inc. ("New Gold") in accordance with Section 1.4 of NI 43-101.

12. I have not received, nor do I expect to receive, any interest, directly or indirectly, from New Gold or any affiliate or associate of New Gold.

13. I have read NI 43-101, Form 43-101F1, and Companion Policy 43-101CP, and the Technical Report has been prepared in compliance with that instrument and form.

Dated this 8th day of April, 2009.

Richard J. Lambert, P.E.